Exhibit 97.1

1-800-FLOWERS.COM, INC.

Clawback Policy

The Board of Directors of 1-800-FLOWERS.COM, Inc. (the “Company”) has adopted this policy, which provides for the recoupment of certain executive compensation from Covered Executives (as defined below) in the event of a Restatement (the “Policy”). A “Restatement” includes any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, as determined in accordance with Rule 10D-1 under the Securities Exchange Act of 1934, as amended, and The Nasdaq Stock Market LLC Listing Rule 5608, as such rules may be amended or interpreted from time to time (the “Clawback Rules”). This Policy shall be administered by the Board of Directors of the Company (the “Board”) or, if so designated by the Board, the Compensation Committee, in which case, references herein to the Board shall be deemed references to the Compensation Committee. Any determinations made by the Board shall be final and binding on all affected individuals.

This Policy applies to the Company’s current and former executive officers, as determined by the Board in accordance with the Clawback Rules (“Covered Executives”). In the event the Company is required to prepare a Restatement, the Company will recover reasonably promptly the amount of any excess Incentive Compensation received by the Covered Executive during the last three (3) completed fiscal years immediately preceding the date on which the Company is required to prepare the Restatement in accordance with the Clawback Rules.

For purposes of this Policy, “Incentive Compensation” means any compensation under the Company’s short-term and long-term incentive plans, including bonuses under the Sharing Success Program and grants under the 2003 Long Term Incentive and Share Award Plan (or any successor programs or plans) and any other contingent compensation that is granted, earned or vested from time to time; provided that such compensation is granted, earned, or vested based wholly or in part on the attainment of a financial reporting measure within the meaning of the Clawback Rules, and Incentive Compensation is deemed “received” in the Company’s fiscal period during which the financial reporting measure specified in the incentive-based compensation award is attained.

The amount to be recovered will be the excess of the Incentive Compensation received (or the number of shares granted or that became vested under an equity award grant) by the Covered Executive over the Incentive Compensation that would have been received (or the number of shares that would have been granted or become vested) by the Covered Executive had it been based on the restated financial results, computed without regard to any taxes paid, as determined by the Board in accordance with and subject to the Clawback Rules. For Incentive Compensation based on stock price or total shareholder return, where the amount of excess Incentive Compensation received by the Covered Executive is not subject to mathematical recalculation directly from the information in the Restatement, the amount must be based on a reasonable estimate of the effect of the Restatement.

The Company will recover any excess Incentive Compensation in accordance with this Policy unless the Compensation Committee has made a determination that recovery would be impracticable in accordance with and subject to the requirements of the Clawback Rules. The Board will determine, in its sole discretion, the method for recouping Incentive Compensation hereunder. The Company shall not indemnify any Covered Executives against the loss of any incorrectly awarded Incentive Compensation. This Policy shall be effective as of October 2, 2023 (the “Effective Date”) and shall apply to Incentive Compensation received by Covered Executives on or after that date.

This Policy is designed to ensure that the Company is in compliance with the Clawback Rules and shall be interpreted and construed consistent with the requirements of the Clawback Rules. The Board may at any time supplement or amend any provision of this Policy in any respect, repeal the Policy in whole or part or adopt a new policy relating to recoupment of certain executive compensation with such terms as the Board determines in its sole discretion to be appropriate and shall amend this Policy as it deems necessary from time to time to reflect any rules or standards adopted by the Securities and Exchange Commission or a national securities exchange on which the Company’s securities are listed. The Board will have the exclusive power and authority to administer this Policy, including, without limitation, the right and power to interpret the provisions of this Policy and to make all determinations deemed necessary or advisable for the administration of this Policy. All such actions, interpretations and determinations that are done or made by the Board in good faith will be final, conclusive and binding.

The Board intends that this Policy will be applied to the fullest extent of the law. Any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any Incentive Compensation thereunder, require a Covered Executive to agree to abide by the terms of this Policy, as it may be amended from time to time. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy or in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company. This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.